Exhibit 3.16

SEND BY: OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:00 PM 05/20/1992 732141015 - 2298331

CERTIFICATE OF INCORPORATION

OF

KRIKLES CANADA U.S.A., INC.

1. The name of the corporation is KRIKLES CANADA U.S.A., INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of all classes of stock which the corporation shall have authority to issue is Eleven Thousand (11 ,000), of which One Thousand (1,000) shares shall be Preferred Stock having a par value of $100.00 per share (the “Preferred Stock”) and Ten Thousand (10,000) shares shall be Common Stock having a par value of $1.00 (the “Common Stock”).

A.	Preferred Stock. The express terms and provisions of the shares classified as Preferred Stock are as follows:

(1)	The holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

(2)	Except as otherwise required by law, the holders of Preferred Stock shall not be entitled to vote at meetings of the shareholders of the corporation.

(3)	In case of a dissolution or liquidation of the corporation, the holders of shares of Preferred Stock shall be entitled to receive payment of the par value thereof, and all accrued and unpaid dividends thereon, from the assets remaining, after paying the debts and liabilities of the corporation, before any payments shall be made to the holders of the shares of Common Stock, but shall not be entitled to participate any further in the distribution of the assets of the corporation.

B.	Common Stock. The express terms and provisions of the shared classified as Common Stock arc as follows:

(1)	The holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

(2)	Except as otherwise required by law, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

(3)	Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payments in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

5. The name and mailing address of the incorporator is:

Gerald J. Morris

Eljer Industries, Inc.

17120 N. Dallas Parkway

Dallas, Texas 75248

6. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation, and the name and mailing address of the persons who are to serve a directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

	Name	Address:
1.	Scott G. Arbuckle	Eljer Industries, Inc.
17120 N. Dallas Parkway Dallas, Texas 75248

2.	A. Carl Mudd	Eljer Industries, Inc.
17120 N. Dallas Parkway Dallas, Texas 75248

7. A director of the corporation is not liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this article does not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the

General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

8. The corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as amended from time to time, each person who is or was a director or officer of the corporation and the heirs, executors and administrators of such a person.

9, The board of directors is authorized to make, alter or repeat the by-laws of the corporation. Election of directors need not be by written ballot.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of May, 1992.

/s/ Gerald J. Morris
Gerald J. Morris